UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 4, 2012

Alaska Communications Systems Group, Inc.

________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
_____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on June 4, 2012, Alaska Communications Systems Group, Inc. (“ACS”) entered into an Asset Purchase and Contribution Agreement (the “Contribution Agreement”) with General Communication, Inc., an Alaska corporation (“GCI”), ACS Wireless, Inc., an Alaska corporation and wholly owned subsidiary of ACS (the “ACS Member”), GCI Wireless Holdings, LLC, an Alaska limited liability company and wholly owned subsidiary of GCI (the “GCI Member”) and The Alaska Wireless Network, LLC, a Delaware corporation and wholly owned subsidiary of GCI (“AWN”), for the purpose of combining their wireless networks into AWN as described below.

Pursuant to the Contribution Agreement, ACS will cause one or more of its affiliates to sell to the GCI Member certain assets used primarily in ACS’s wireless business (the “Purchased Assets”) for a cash payment of $100 million.  Both the ACS Member and the GCI Member will contribute to AWN all the assets used primarily in each of ACS’s and GCI’s respective wireless businesses, including, in the case of the GCI Member, the Purchased Assets.  The assets to be contributed include spectrum licenses, cell cites and backhaul facilities, switching systems and certain other assets necessary to operate the combined Alaska state-wide wireless network being contributed to AWN.  ACS and GCI will not contribute certain “Excluded Assets”, which include cash, accounts receivable and subscriber agreements. AWN will assume from ACS and GCI post-closing liabilities of ACS and GCI, and their respective affiliates, under contracts assumed by AWN and certain other liabilities.  All other liabilities will be retained by ACS or GCI, or their respective affiliates.

Consummation of the transactions is subject to various conditions, including the consent of the Federal Communications Commission, the expiration or termination of applicable waiting periods under the Hart−Scott−Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The parties to the Contribution Agreement expect to consummate the transactions no later than the second quarter of 2013.

The Contribution Agreement contains certain termination rights for each of the parties. In the event the Contribution Agreement is terminated by ACS or GCI because GCI and its affiliates (in the case of a termination by ACS) or ACS and its affiliates (in the case of a termination by GCI) fail to maintain certain material non-regulatory consents, the non-terminating party would be required to pay the terminating party a termination fee of $5.0 million.  If ACS terminates to accept a superior proposal, ACS would be required to pay GCI a $20.0 million fee, and if GCI terminates to accept a superior proposal, GCI would be required to pay ACS a $40.0 million fee.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, which will be filed as a material agreement.

Item 8.01. Other Events.

A copy of the joint press release announcing the execution of the Contribution Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
Exhibit 99.1	Joint General Communication, Inc. and Alaska Communications Systems Group, Inc. Press Release dated June 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

June 8, 2012	By:	/s/ Leonard A. Steinberg
Name: Leonard A. Steinberg
Title:Corporate Secretary